JOHN HANCOCK CAPITAL SERIES
            on behalf of John Hancock Classic Value Fund (the "Fund")

                 AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT


Section 4 of the Fund's Sub-Investment Management Contract dated November 8, 2002 is deleted and replaced, effective April 1, 2005, with the following:

4. Compensation of the Sub-Adviser. For all services to be rendered, facilities furnished and expenses paid or assumed by the Sub-Adviser as herein provided to the Fund, the Adviser will pay the Sub-Adviser quarterly in arrears, within 5 business days after the end of each quarter, a fee equal to 40% of the actual investment management fee received by the Adviser.

     The Sub-Adviser will receive a pro rata portion of any such fee for any periods in which the Sub-Adviser advises the Fund for less than a full quarter. The Fund shall not be liable to the Sub-Adviser for the Sub-Adviser's compensation hereunder.

     The above sub-advisory fee calculation method contemplates that in the future breakpoints may be applied to the Adviser Fee and that Section 10.8 "Advisory Fee Break Points" in the Master Agreement between the parties dated the 23rd day of August 2002 is deleted in its entirety.

Executed this 31st day of March, 2005.

                                JOHN HANCOCK CAPITAL SERIES
                                on behalf of John Hancock Classic Value Fund


                                By:  /s/James A. Shepherdson
                                     James A. Shepherdson
                                     President and Chief Executive Officer


                                JOHN HANCOCK ADVISERS, INC.


                                By:  /s/Susan S. Newton
                                     Susan S. Newton
                                     Vice President and Corporate Secretary


                                PZENA INVESTMENT MANAGEMENT, LLC


                                By:  /s/Richard S. Pzena
                                     Richard S. Pzena
                                     President and Chief Executive Officer